Exhibit 10.9

LASERTAINMENT PRODUCTIONS, INTL. 1901 Oakcrest Avenue, Suite 1, Roseville, MN 55113-2617 USA 12-433-8900 (phone) 612-633-8063 (fax) www.lasertainment.com


January 14, 1997

Mr. Robert H. Blank
Illuminated Media Inc.
15 South 5th Street, #715
Minneapolis, MN 55402

Dear Mr. Blank:

Please consider this letter/agreement as our "Letter of Intent", hereby specifying the terms and conditions of our proposed working relationship.

I. Illuminated Media Inc. intends to represent Lasertainment Productions, Inc.'s (hereinafter referred to as "Lasertainment") products and services to advertisers and advertisers agencies for the purpose of creating and developing a demand, and generating sales for, advertising programs for Lasertainment's products/services. In each occurrence, Lasertainment shall reserve the right to accept or decline any opportunities presented to it by Illuminated Media Inc.

II. Such representation by Illuminated Media Inc. shall include:

     (a) short-term or one-time special productions for Illuminated Media's clients, and/or

     (b) ongoing production for Illuminated Media clients, including direct advertising and sponsorships.

III. For each occurrence where a potential client is approached by Illuminated Media Inc. and shows interest in Lasertainment's product(s) or service(s), Illuminated Media Inc. will simply inform Lasertainment of the potential client's name along with a description of the project in question. Barring any possible conflict which Lasertainment would outline to Illuminated Media, Inc. immediately, Lasertainment will then give its official approval for Illuminated Media Inc, to pursue that particular business opportunity. At that moment, Illuminated Media Inc. would expect to gain immediate assurance of an exclusivity with that specific client.

IV. Illuminated Media Inc. will either rent or purchase from Lasertainment such products, services and personnel necessary for the specific application and shall deal directly with the client as to final costs and changes.

It is the understanding of both Illuminated Media Inc. and Lasertainment that the above agreement may be reviewed, revised and/or canceled at the conclusion of each 12 month period from the date of this agreement by direct written request from either party.

/s/ Robert H. Blank                       /s/ Robert M. Teorey
Robert H. Blank, CEO                      Robert M. Teorey, Pres.
Illuminated Media Inc.                    Lasertainment Productions, Inc.

1/14/97                                   1/14/97
Date                                      Date